Exhibit 10.12

AMENDED AND RESTATED LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made and entered into effective the 31st day of December, 2009, by and between MVI HEALTH CENTER, LP, a Delaware limited partnership (“Lessor”), and PM MANAGEMENT - BABCOCK NC, LLC, a Texas limited liability company (“Lessee”), collectively, the “Parties” and each a “Party”.

W I T N E S S E T H

WHEREAS, pursuant to that certain Lease Agreement dated December 31, 2008 (the “Original Lease”) by and between Lessee and SNF MESA VISTA, LLC, a Texas limited liability company (the “Seller”), the Lessee previously leased a 144-bed nursing home commonly known as Mesa Vista Health Center (the “Facility”) located on certain real property in San Antonio, Bexar County, Texas, as more particularly described in Exhibit A attached hereto and incorporated herein for all purposes (the “Land” and, together with the Facility, the “Property”); and

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated December 31 2009, by and between the Lessor and the Seller (the “Purchase Agreement”), the Lessor has acquired the Property and certain personal property used in connection with the operation and maintenance of the Property (collectively, the “Personal Property”) from the Seller; and

WHEREAS, pursuant to the terms of that certain Assignment and Assumption Agreement of even date herewith by and among the Lessor, the Seller, and the Lessee (the “Assignment Agreement”), the terms of which are incorporated herein by reference, the Seller has agreed to assign the Original Lease to Lessor, and Lessor has agreed to assume from Seller, all of the Seller’s liabilities and obligations related to the Original Lease to the extent such liabilities and obligations arise during and relate to the period from and after the closing of the transaction contemplated by the Purchase Agreement and solely to the extent provided for in this Amended and Restated Lease Agreement, and the Lessee has consented to the assignment and assumption on the terms described herein; and

WHEREAS, the Lessee desires to continue to lease the Property and the Personal Property from Lessor; and

WHEREAS, the Lessor and Lessee desire to modify and amend the Original Lease in certain respects, and the Original Lease is hereby amended and restated in its entirety by the terms of this Lease.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the Parties hereto acknowledge and warrant that the foregoing recitals are true and correct and binding upon the Parties, and further agree as follows:

1.           LEASED PREMISES. Lessor hereby leases, rents and lets unto Lessee, and Lessee hereby leases, rents and hires from Lessor, for the Lease Term (as hereinafter defined) and subject to all of the covenants and conditions hereinafter stated, all right, title and interest of Lessor in and to the following (collectively, the “Leased Premises”):

(a)           Lessor’s fee interest in the Land, together with all improvements, buildings and fixtures located thereon or within, whether leased or owned by Lessor.

(b)           All rights, privileges, easements and appurtenances thereunto appertaining, together with all Personal Property owned or leased by Lessor located in or about and which are employed in the operation of the Leased Premises, including machinery, Lessor’s Equipment (as hereinafter defined), furniture and furnishings.

2.           TERM.

(a)           Lease Term.  The term of this Lease shall be for a period of fifteen (15) years, commencing as of 12:01 a.m., December 31, 2009 (the “Commencement Date”), and expiring on 12:01 a.m. on the last day of the 180th full calendar month following the Commencement Date unless sooner terminated or extended as hereinafter provided (as it may be extended as provided herein, the “Term” or “Lease Term”).  Lessee shall have one (1) option to renew the then-current Lease Term for an additional five (5) years upon delivery to Lessor of written notice of exercise on or before the date that is one-hundred eighty (180) days prior to the last day of the then-current Lease Term.

(b)           Continuation of Licenses.  In the event this Lease terminates, Lessee agrees to allow the Facility to continue to be operated under all of its applicable operating licenses and agrees to cooperate fully with any successor operator in the transition from the application of its licenses to the application of the successor’s licenses.

3.        RENT, SECURITY DEPOSIT, AND OTHER FINANCIAL CONSIDERATIONS.

(a)           Rent.  During the Term of this Lease, including any renewal period, Lessee shall pay to Lessor monthly Rent in the amounts set forth on Schedule 3(a) attached hereto and incorporated herein for all purposes.  All monthly Rent shall be due and paid to Lessor on or before the first (1st) day of each month in the Term.  This Lease is intended to be a “triple net” lease, such that that the  set forth on Schedule 3(a) attached hereto will be absolutely net to Lessor; accordingly, Lessee shall be solely responsible for timely payment of any and all costs associated with operating the Leased Premises, including specifically, without limitation, Taxes as set forth in Section 11(a), below, utility costs as described in Section 11(b), below, insurance premiums as provided in Section 12, below, and the costs of repair, upkeep, refurbishment, restoration, replacement, maintenance and operation of the Leased Premises, as more specifically set forth below.  Except as otherwise provided herein, Lessee shall at all times remain obligated to pay Rent under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind.  Lessee’s sole right to recover damages against Lessor by reason of a breach or alleged breach of Lessor’s obligations under this Lease shall be to prove such damages in a separate action against Lessor.  The  Rent for any month during the Term which begins or ends on other than the first or last calendar day of a calendar month shall be prorated based on actual days elapsed.  All  Rent shall be paid to Lessor by Lessee by wire transfer or check and shall be due without prior notice or demand; provided, however, that if, at any time, any loan documents of Lessor’s mortgage lender require payment of Rent, Taxes, insurance or any other amounts due hereunder via a lock box, escrow or other arrangement, Lessee will comply with such requirements.

(b)           Assignment of Contracts.  Schedule 3(b), attached hereto and made a part hereof for all purposes lists all of the agreements, leases (whether operating or capital), contracts and commitments to which the Lessee is a party with respect to the Facility as of the effective date of this lease (collectively, the “Facility Contracts”).  Upon the termination of this Lease or in the event of an Event of Default of Lessee (as hereinafter defined), Lessee shall immediately assign to Lessor all Facility Contracts and all other agreements, leases, contracts and commitments relating to the Facility, free and clear of all claims, liens, security interests and other encumbrances, other than as provided for in the immediately following sentence. Notwithstanding anything contained in this Lease to the contrary, any transfer or assignment of any Facility Contract, agreement, lease, contract, commitment relating to the Facility, or any other asset of the Lessee shall be subject to (i) the lien of Wells Fargo Foothill, Inc., as collateral agent for certain lenders (in such capacity, together with its successors and assigns, in such capacity, "First Lien Collateral Agent") to the extent that First Lien Collateral Agent has a lien on such Facility Contract, agreement, lease, contract, commitment relating to the Facility, or asset pursuant to certain security agreements entered into by and between First Lien Collateral Agent and Lessee; and (ii) the lien of Silver Point Finance, LLC as collateral agent for certain lenders (in such capacity, together with its successors and assigns, in such capacity, "Second Lien Collateral Agent") to the extent that Second Lien Collateral Agent has a lien on such Facility Contract, agreement, lease, contract, commitment relating to the Facility, or asset pursuant to certain security agreements entered into by and between Second Lien Collateral Agent and Lessee.

(c)           Security Deposit.  On the Effective Date, Lessee shall deposit with Lessor and maintain during the Term of this Lease (subject to the terms hereof) a sum equal to Seven Hundred Forty Seven Thousand Five Hundred and 00/100 dollars ($747,500.00) (“Security Deposit Amount”), subject to the provisions below.  Once the Facility achieves a monthly  lease coverage ratio of 1.10 as measured by monthly net operating income divided by monthly rent for six consecutive months, the Security Deposit shall be reduced to One Hundred Twenty Four Thousand Five Hundred and 00/100 dollars ($124,500.00) as determined in a manner, and as evidenced by supporting documentation, deemed satisfactory to Lessor in its reasonable discretion.  The Security Deposit represents a security deposit against the faithful performance by Lessee of the terms and conditions contained in this Lease, including the payment of all Rent.  Lessor may, from time to time, draw against the Security Deposit Amount without Lessee’s approval to cure any Event of Default.  In the event of any such draw, Lessee shall promptly replenish the amount available thereunder to the full Security Deposit Amount.  In the event that Lessee has fully complied with the terms of this Lease and no Event of Default exists, the Security Deposit shall be returned to Lessee in accordance with applicable law upon termination of this Lease.

(d)           Transfer of Beds.  Lessee will not transfer or encumber any of the beds within the Facility, including without limitation the eighty-five (85) Medicaid beds assigned to the Facility, without Lessor’s written consent.

4.           USE OF LEASED PREMISES/COMPLIANCE, WITH LAW.

(a)           Use of Leased Premises. During the Lease Term, Lessee shall use the Leased Premises for the sole and exclusive purpose of operating a nursing home, which shall be continuously open and operating. Lessee, to the best of its ability and knowledge, shall operate the Facility in accordance with standards at least equal to those prescribed by all governmental bodies having jurisdiction over (i) the Facility and (ii) its eligibility to receive reimbursement or other payment from public funds with respect to services rendered to patients eligible to benefit from any public program providing for such reimbursement or other payment.

(b)           Compliance with the Law.  Lessee, to the best of its ability and knowledge, shall maintain and conduct Lessee’s business on the Leased Premises in a lawful manner and shall timely and fully comply with all applicable federal, state and local laws, statutes and ordinances and all regulations, orders and directives of appropriate governmental and accrediting agencies, as such laws, statutes, ordinances, regulations, orders, and directives now exist or may hereafter be enacted, and, at Lessee’s sole cost and expense, make any repairs, changes or modifications in, or to the Leased Premises required by any of the foregoing.

(c)           Waste; Nuisance.  Lessee shall not perform or fail to perform any acts or carry on or permit to exist any practices that may injure or damage the Leased Premises in any respect or that may constitute a public or private nuisance or menace to Lessee’s employees, residents, visitors, or invitees, or to the owners or occupants of adjacent property, or that may violate the provisions of any required insurance on the Leased Premises or that may diminish the coverage under such insurance or render such insurance void. Lessee shall not commit or suffer to exist any waste upon the Leased Premises.

5.           REPRESENTATIONS AND WARRANTIES AND COVENANTS OF LESSOR.

(a)           Organizational Capacity.  Lessor represents and warrants that it (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted.

(b)           Lawful and Corporate Authority.  Lessor has the lawful authority to enter into this Lease and is duly authorized and empowered to execute, deliver and perform its obligations under this Lease.

(c)           Binding Effect. This Lease has been duly executed and delivered by Lessor and constitutes a valid and binding obligation enforceable against Lessor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, and except as enforceability may be subject to general principles of equity.

(d)           Quiet Enjoyment. So long as Lessee is not in default hereunder, Lessee shall have quiet enjoyment of the Leased Premises.

(e)           Brokers and Finders.  Unless otherwise disclosed in writing, neither Lessor nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

6.           COVENANTS OF LESSEE.  As a material inducement to Lessor to enter into this Lease, Lessee covenants and agrees as follows:

(a)           [Intentionally deleted.]

(b)           Records and Reporting Requirements.  Lessee agrees to promptly provide to Lessor the reports and information regarding Lessee and the operation of the Facility specified in Schedule 6(b) attached hereto and incorporated herein.

(c)           Covenants Related to Hazardous Materials.  Lessee’s obligations with respect to Hazardous Materials Laws (defined below), including Lessee’s covenants related to Hazardous Materials (defined below), environmental indemnity, remediation, environmental inspection, and Lessor’s participation in Hazardous Materials Claims (defined below), are exclusively addressed in this Agreement in this Section 6(c). Lessee’s use of the Property shall comply with all Hazardous Materials Laws.  For purposes hereof, the term “Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, known carcinogens or mutagens or any other substance which pose a hazard to any portion of the Property or to Persons on or about any portion of the Property or cause any portion of the Property to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards; (f) radon gas; and (g) any other hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant heretofore, now or hereafter regulated, prohibited, restricted or controlled by any federal, state, county or local law, ordinance, rule,  regulation, policy, code or permit, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and the Texas Solid Waste Disposal Act (Tex. Health & Safety Code Section 361.001, et seq.), as amended, and including materials listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101), as amended from time to time, which is applicable to the Property (collectively, “Hazardous Materials Laws”).  The term “Hazardous Materials Claims” shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions, or notices of material violations, or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims, causes of actions, demands, proceedings or suits made or threatened by any third party against any portion of the Property or against Lessor or Lessee relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.   The term “Environmental Activities” shall mean Lessee’s or Lessee Party’s (as herein defined) use, generation, spilling, depositing, leaching, dumping, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials to or from any portion of the Property or caused to be located on or present on or under any portion of the Property while this Lease is in effect.  The term “Lessee Party” shall mean any manager or operator of the Facility engaged by it or any subtenant of any portion of the Premises.

(i)           Lessee Notices to Lessor.  Lessee shall immediately advise Lessor in writing of:

(a)           any Environmental Activities in violation of any Hazardous Materials Laws;

(b)           any Hazardous Materials Claims against Lessee, any Lessee Party, or any portion of the Property relating to activities or omissions committed by anyone on the Property during the Term;

(c)           any remedial action taken by Lessee or any Lessee Party in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Property at levels in violation of any Hazardous Materials Laws;

(d)           Lessee’s or any Lessee Party’s discovery of any occurrence or condition on or in the vicinity of any portion of the Property that materially increases the risk that any portion of the Property will be exposed to Hazardous Materials; and

(e)           all communications to or from Lessee, any Lessee Party, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Property, including copies thereof.

(ii)           Remediation.  If (i) during the Lease Term, Lessee or any Lessee Party becomes aware of a violation or a suspected violation by anyone other than Lessor of any Hazardous Material Laws relating to any Hazardous Materials in, on or under the Property or any adjacent property thereto; (ii) Lessee or any Lessee Party has received any Hazardous Materials Claim relating to activities or omissions committed on the Property or any portion thereof (other than those committed by Lessor or Lessor’s agents) during the Term; or (iii) Lessee’s or any Lessee Party’s actions, including but not limited to, any renovations or repairs to the Property during the Lease Term, cause the Lessee or any Lessee Party to be obligated to remediate any environmental conditions disclosed in the Phase I Environmental Assessments Report for the Property (“Existing Environmental Conditions”), then Lessee covenants and agrees that it shall (a) immediately notify Lessor of such event; (b) promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise; (c) if remediation is required, submit a remediation plan to Lessor for approval, which shall not be unreasonably withheld; and (d) at Lessee’s sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation.  Notwithstanding the foregoing, Lessee shall be entitled to seek contribution from any person whose act or omission caused, in whole or in part, the presence of Hazardous Materials on the Property constituting such violation to the satisfaction of all applicable governmental authorities, in accordance with all Hazardous Materials Laws and the remediation plan approved by Lessor.

(iii)           Lessee’s Covenant of  Environmental Indemnity.  Lessee covenants and agrees that it shall indemnify, defend, protect, save, hold harmless, and reimburse Lessor and its directors, officers, shareholders, partners, managers, members, affiliates, agents, employees, successors and assigns for, from and against any and all costs, losses (including, losses of use or deficiencies), demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessor, but excluding any Environmental Costs to the extent they arise from acts or omissions of Lessor) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly (i) the production, use, generation, spilling, depositing, leaching, dumping, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Materials or resulting from any Environmental Activities (collectively, “Handling”) from, in, on or about the Property (but not adjacent thereto unless caused or contributed to by Lessee), including the effects of such Handling of any Hazardous Materials upon any person or property within or outside the boundaries of the Property, (ii) Lessee’s or any Lessee Party’s violation of any Hazardous Material Laws on or with respect to the Property during the Lease Term, and (iii) the imposition of any lien on the Property related to any Environmental Activities.  “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.  Notwithstanding anything to the contrary, in no event shall Lessee be liable for or required to provide any indemnity to the extent any environmental condition is caused by acts of Lessor (“Lessor Environmental Conditions”).  Without limiting the scope or generality of the foregoing, except to the extent that Environmental Costs arise from Lessor Environmental Conditions, and provided such costs and expenses (i) do not duplicate costs and expenses incurred by Lessee, and (ii) are otherwise reasonable, Lessee expressly covenants and agrees to reimburse Lessor for any and all costs and expenses incurred by Lessor:

(a)           In investigating any and all matters relating to the Handling during the Lease Term of any Hazardous Materials, in, on, from, under or about the Property;

(b)           In bringing the Property into compliance with all Hazardous Material Laws to the extent such noncompliance relates to activities or omissions committed by anyone other than Lessor on the Property during the Lease Term;

(c)           Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Materials handled in, on, from, under or about the Property or offsite resulting from Handling of Hazardous Materials from, in, under, on or about the Property by anyone other than Lessor during the Lease Term (but not adjacent thereto unless caused or contributed to by activities or omissions by anyone other than Lessor on the Property during the Lease Term); and

(d)           If any claim is made hereunder, Lessee agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Lessee of notice thereof.

(iv)           Lessee’s Covenants Concerning Environmental Inspections and Operation and Maintenance Programs.  Lessor and Lessor’s Lender, at Lessor’s sole cost and expense except as set forth below in this Section, shall have the right, from time to time, and upon not less than three (3) days written notice to Lessee, except in the case of any emergency in which event no notice shall be required, to conduct an inspection of the Property to determine the existence or presence of Hazardous Materials on, at, in, under, about, to or from any portion of the Property and/or the documentation relative to Hazardous Materials or any other environmental matters, in Lessee’s possession.  Lessor shall have the right to enter and inspect the Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Property.  Lessor may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith.  Provided that Lessor’s environmental inspection detects any violation of or liability under Hazardous Materials Laws arising from activities or omissions committed by anyone other than Lessor on the Property during the Lease Term, Lessee covenants and agrees to pay all costs and expenses incurred by Lessor under this Section on demand by Lessor.  Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to have occurred other than as a result of Lessor’s action during Lessee’s tenancy.  Lessee shall remain liable for any breach of its covenants under Sections 6(c)(i), 6(c)(ii) and 6(c)(iii) regardless of when such conditions are discovered and regardless of whether or not Lessor conducts an environmental inspection at the termination of this Lease.

(v)           Participation in Hazardous Materials Claims.  Lessor shall have the right, at Lessor’s sole cost and expense, with counsel chosen by Lessor, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.  Notwithstanding the foregoing, Lessor shall be entitled to appoint counsel at Lessee’s expense, to the extent such Hazardous Materials Claim imposes liability on Lessee under Sections 6(c)(ii) or 6(c)(iii), (i) if the Claim involves remedies that, if awarded to the adverse party, are reasonably likely to have a material adverse effect on the Lessee or the Lessor and (ii) if the Lessor has available to it one or more defenses or counterclaims that are inconsistent with the defenses or counterclaims asserted by Lessee and the defenses and counterclaims available to Lessor may not be asserted by the Lessee.  Lessee covenants and agrees to reimburse Lessor on demand for the reasonable costs and fees for counsel appointed by Lessor pursuant to the preceding sentence to the extent not caused by Lessor.

(d)           Delivery of Regulatory Reports.  Lessee shall timely deliver all regulatory reports required to be delivered by it pursuant to Section 8, below.

(e)           Maintenance.  Lessee shall maintain and repair the Leased Premises as required under Section 9, below.

(f)           Books and Records/Audits.  Lessee shall keep and maintain or cause to be kept and maintained at all times at the Facility or at the main office of Lessee’s parent entity, or at such other place as Lessor or Lessor’s lender may approve in writing, (i) books of accounts and records in accordance with generally acceptable accounting principals adequate to reflect the results of the operation of the Facility and to provide the financial statements required to be provided hereunder and other reports reasonably requested from time to time by Lessor or Lessor’s lender, and (ii) copies of written contracts, correspondence and other documents affecting the Facility customarily maintained by facilities such as the Facility in the ordinary course of business.  Lessor and Lessor’s lender and their designated agents shall have the right to inspect and copy any of the foregoing upon reasonable advance notice to Lessee and subject to laws and regulations respecting patient confidentiality.  Additionally, Lessee acknowledges that Lessor’s lender shall have the right, one time during each fiscal year upon reasonable advance notice to Lessee, to audit such records at the expense of Lessor or such lender, and Lessee shall reasonably cooperate with such audit(s).

7.           REPRESENTATIONS AND WARRANTIES OF LESSEE.

(a)           Organizational Capacity.  Lessee represents and warrants that it (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted.

(b)           Lawful and Corporate Authority.  Lessee has the lawful authority to enter into this Lease and is duly authorized and empowered to execute, deliver and perform its obligations under this Lease.

(c)           Binding Effect. This Lease has been duly executed and delivered by Lessee and constitutes a valid and binding obligation enforceable against Lessee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, and except as enforceability may be subject to general principles of equity.

(d)           Conflict. The execution and delivery of this Lease, the performance by Lessee of its obligations hereunder and the consummation of the transactions contemplated hereby will not violate any law, regulation, rule or ordinance or any order, judgment, or decree of any federal, state or local court and do not conflict with or constitute a breach of, or a default under the terms and conditions of any agreement, instrument or commitment to which Lessee is a party or by which Lessee, is bound.

(e)           Litigation. Except as identified in Schedule 7(e) attached hereto and incorporated herein for all purposes, there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or, to the knowledge of Lessee, threatened against Lessee which (i) affects or seeks to prohibit, restrain or enjoin the execution and delivery of this Lease, (ii) affects or questions the validity or enforceability of this Lease, (iii) questions the power or authority of Lessee to carry out the transactions contemplated by, or to perform its obligation under, this Lease, or (iv) might result in a material adverse change in the ability of Lessee to perform any of its obligations hereunder.

(f)           Qualified Operator.  Lessee is an experienced operator in the delivery of quality care for the residents that will reside in the Facility. Lessee has demonstrated a history of quality care as defined by all regulatory authorities with jurisdiction over the Facility and, other than as disclosed to Lessor in writing, Lessee has not received as to any facility that it owns, leases or operates any of the following sanctions: (i) termination of Medicare certification termination of Medicaid certification; (ii) cancellation of Medicare certification; (iii) termination of Medicaid certification (iv) cancellation of Medicaid certification; (v) exclusion or suspension from the Medicare or Medicaid Programs; (vi) civil penalties pursuant to state law; (vii) Medicaid or Medicare monetary penalties; (viii) denial of payment for new admissions; or (ix) denial of a facility long term care license. Lessee has and will maintain all necessary licenses to operate the Facility, including without limitation any regulatory licenses held in the name of Lessor.

(g)           Acceptance.  Lessee, as both a prior owner and tenant of the Facility prior to Lessor’s acquisition of the Facility, acknowledges prior opportunity to inspect and investigate the Leased Premises and all improvements thereon, either independently or through agents of Lessee’s own choosing, and in leasing the Leased Premises Lessee is not relying on any statements of Lessor or Lessor’s agents as to the condition of the Leased Premises and/or improvements thereon, including, but not limited to, heating, ventilation and air conditioning systems, sewerage, environmental issues, roof, foundations, soils, geology, lot size, suitability of the Leased Premises and/or improvements thereon for Lessee’s intended purpose, plumbing, utilities, structural integrity of improvements and/or compliance with any local, city, county, state and/or federal statutes, codes or ordinances. EXECUTION OF THIS LEASE BY LESSEE SHALL CONSTITUTE AN ACKNOWLEDGMENT BY LESSEE THAT THE LEASED PREMISES WERE ACCEPTED BY LESSEE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN AN “AS IS” CONDITION, BASED SOLELY ON LESSEE’S OWN INSPECTION.

(h)           Condition of Leased Premises. LESSEE HAS INSPECTED THE PHYSICAL AND TOPOGRAPHIC CONDITION OF THE LEASED PREMISES AND ALL EQUIPMENT AND OTHER FACILITIES LOCATED THEREON AND THEREIN, AND ACCEPTS THE SAME “AS IS”, IN ITS EXISTING PHYSICAL AND TOPOGRAPHIC CONDITION. LESSOR DISCLAIMS ANY AND ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY OTHER EXPRESS OR IMPLIED WARRANTY NOT EXPRESSLY SET FORTH IN THIS LEASE.

8.           REGULATORY REPORTS/DEFAULT. This Section 8 does not apply to notices or reports involving Hazardous Materials Claims, Environmental Costs, or violations or alleged violations of Hazardous Materials Laws, which are exclusively dealt with in Section 6(c).  Lessee will immediately deliver to Lessor copies of all threatened or actual regulatory sanctions, disciplinary notices, survey reports, plans of correction, proceedings and financial reporting (including monthly census reports) required by regulatory entities, and keep Lessor informed as to all plans of correction and resolution. Lessee acknowledges that the time limits to cure deficiencies may be shorter than the cure periods set forth in Section 15(a)(ii) below and, in such event, Lessee agrees that Lessor will have the opportunity to exercise its default rights sooner than the time stated in Section 15(a)(ii) if Lessor, in its sole judgment, deems it necessary or prudent to do so to preserve eligibility for Medicaid or Medicare, assure resident care and/or, if required, coordinate a change of ownership application. Lessee shall indemnify, hold harmless and defend Lessor from and against any and all claims, liabilities, causes of action, losses, costs and expenses (including reasonable attorneys’ fees) which are asserted against Lessor as a result of any breach by or failure of Lessee to comply with all regulatory requirements to which the Leased Premises are subject, including without limitation any regulatory requirements pursuant to any licenses held in the name of Lessor.

9.           MAINTENANCE AND REPAIR.

(a)           General Maintenance. Throughout the Lease Term, Lessee, at Lessee’s sole cost and expense, shall keep and maintain the Leased Premises  and all parts thereof (including Lessor’s Equipment) in good working order and condition, ordinary wear and tear excepted. Lessee shall be responsible for the maintenance, repair and replacement, if necessary, of the roof, foundation, all structural components, the heating, ventilation and air conditioning system of the Facility and all plumbing, electrical and equipment systems of the Facility and the grounds, driveways, walkways, paving and parking lots of the Leased Premises. Lessee will be responsible for maintenance and repair of all trade fixtures, equipment and machinery constituting a part of the Leased Premises or maintained by Lessee in and on the Leased Premises. Routine maintenance, repair and replacement operations undertaken by Lessee pursuant to Lessee’s obligations hereunder shall not require Lessor’s consent. Lessee will be responsible for all health and safety upgrades and improvements required of any regulatory authority with jurisdiction over the Leased Premises and/or Lessee’s operation therein. Lessee acknowledges that Lessor shall have no obligations concerning repairs to or maintenance of the Leased Premises other than to assign to Lessee the right to pursue warranty claims, if any, for maintenance and repair required by this section.

(b)           Notice of Improvements by Lessee. Lessee shall give to Lessor prior written notice of all capital improvements to the Facility costing in excess of Ten Thousand and No/100 Dollars ($10,000.00) individually and Twenty Thousand and No/100 Dollars ($20,000.00) in the aggregate annually as promptly and as reasonably practical under the circumstances.

10.           EQUIPMENT.

(a)           Lessor’s Equipment. All equipment, furniture and furnishings on hand as of the Commencement Date and identified on Schedule 10(a) attached hereto and incorporated herein for all purposes and all replacements, substitutions or enhancements thereof shall constitute a part of the Leased Premises and shall be and remain the personal property of Lessor (“Lessor’s Equipment”).

(b)           Lessee’s Equipment. All equipment, furniture and furnishings acquired by Lessee and not constituting Lessor’s Equipment shall be and remain the personal property of Lessee (“Lessee’s Equipment”) and shall be tagged or marked by Lessee as such.

(c)           Disposition of Obsolete Equipment. Lessor and Lessee recognize that portions of Lessor’s Equipment may become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary in the operation of the Leased Premises. In any instance in which Lessee in its sole and reasonable discretion determines that any items of Lessor’s Equipment has become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary in the operation of the Leased Premises, Lessee may remove such items of Lessor’s Equipment from the Leased Premises, and (on behalf of Lessor) sell, trade-in, exchange or otherwise dispose of same without any responsibility or accountability to Lessor therefor; provided, however, that Lessee shall substitute and install in the Leased Premises other equipment having equal or greater utility (but not necessarily the same function) in the operation of the Leased Premises, and provided further that such removal and substitution shall not impair the operations of the Leased Premises. All such substitute equipment shall constitute Lessor’s Equipment and shall be held by Lessee on the same terms and conditions as items originally comprising Lessor’s Equipment. Lessee shall execute and deliver to Lessor such documents as may from time to time be requested to confirm the title of Lessor to any items of Lessor’s Equipment. Lessee will not remove or permit the removal of any Lessor’s Equipment from the Leased Premises except in accordance with the provisions of this Section.

11.           TAXES AND UTILITIES.

(a)           Taxes. Lessee shall be responsible for the payment of any and all Taxes, during the Lease Term. For the purposes of this Lease, “Taxes”, shall mean: (a) all real estate taxes and assessments on the Leased Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Personal Property, including license expenses, (c) all taxes imposed on services of Lessor’s agents and employees with respect to services rendered in connection with the Leased Premises, (d) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Leased Premises, its contents, Lessor’s Equipment and/or on the operation and use of the Leased Premises by Lessee, and (e) all reasonable costs and fees incurred in connection with seeking reductions in or refunds in Taxes, including, without limitation, any costs incurred by Lessor to challenge the tax valuation of the Leased Premises, but excluding income taxes. For the purpose of determining real estate taxes and assessments for any given calendar year, the amount to be included in Taxes for such year shall be as follows: (i) with respect to any special assessment that is payable in installments, Taxes for such year shall include the amount of the installment (and any interest) due and payable during such year; and (ii) with respect to all other real estate taxes, Taxes for such year shall, at Lessor’s election, include either the amount accrued, assessed or otherwise imposed for such year or the amount due and payable for such year, provided that Lessor’s election shall be applied consistently throughout the Lease Term. If a reduction in Taxes is obtained for any year of the Lease Term during which Lessee paid the same, Taxes payable by Lessee for such year will be retroactively adjusted and Lessor shall provide Lessee with a credit, if any, based on such adjustment. Likewise, if the total of taxes paid by Lessee to Lessor during any year is less than the total amount of all Taxes due and payable by Lessee, then Lessee shall pay Lessor the amount of any deficiency within thirty (30) days after Lessee’s receipt of a statement therefor from Lessor.

(b)           Utilities. Lessee shall be solely responsible for and shall promptly pay all charges for utilities in respect of the Leased Premises, including, without limitation, charges for water, gas, electricity, sewer service, refuse disposal, telephone service and similar services incurred in connection with the operation of the Leased Premises during the Lease Term.

12.           INSURANCE.

(a)           General Insurance Requirements.  During the Term, Lessee shall at all times keep the Leased Premises, and all property located in or on the Leased Property, including Lessor’s Equipment, insured with the kinds and amounts of insurance described below. All insurance provided for in this Lease other than as set forth in (vi) below shall be maintained under valid and enforceable policies issued by insurers of recognized responsibility, licensed and approved to do business in Texas, having a general policyholder’s rating of not less than A-X or better by Best’s Key Rating Guide and with a claims paying ability rating from Standard & Poor’s of at least AA and the equivalent rating from at least one other rating agency.  All policies of insurance required under this Lease (other than “umbrella/excess” liability policies) shall name Lessor, and Lessor’s lender, if applicable, as additional insureds. All policies of insurance required herein may be in the form of “blanket” or “umbrella/excess” type policies; provided, that any “blanket” policies shall allocate to the Property the full amount of insurance required hereunder and any “umbrella/excess” liability policies shall follow underlying policies which specifically name Lessor, and Lessor’s lender, if applicable, as additional insureds.  Original policies or satisfactory certificates of insurance or renewal policies, as applicable, from the insurers or agents or brokers on the insurers’ behalf evidencing the existence of all insurance coverage required by this Lease and showing the interest of the Lessor shall be provided to Lessor prior to the date of this Amended and Restated Lease Agreement and within ten (10) Business Days of Lessor’s request and shall provide that the subject policy may not be canceled, modified or reduced except upon not less than ten (10) Business Days prior written notice to Lessor as provided by Lessee.  Any claims under any policies of insurance described in this Lease shall be adjudicated by and at the expense of Lessee or of its insurance carrier, but shall be subject to joint control of Lessee and Lessor.  Lessee shall provide no less than thirty (30) days cancellation notice of insurance coverage to Lessor and Lessor’s Lender, if applicable.  The policies shall insure against the following risks:

(i)           Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (if earthquake coverage is customary in the geographical area in which the Leased Premises is located), sinkhole and windstorm in an amount not less than the insurable value on a replacement costs basis (as defined below in Section 12(b)) and including a building ordinance coverage endorsement;

(ii)           Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably requested by Lessor from time to time;

(iii)           Flood (when the Leased Premises is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

(iv)           Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance - Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Section 12(a).

(v)           Claims for bodily injury or personal property damage under a policy of commercial general liability insurance with amounts not less than One Million Dollars (1,000,000) combined single limit and Five Million Dollars ($5,000,000) in the annual aggregate; and

(vi)           Medical professional liability with amounts not less than Three Hundred Thousand Dollars ($300,000) combined single limit and Six Hundred Thousand Dollars ($600,000) in the annual aggregate.

The insurance required under (vi) above may be provided through Capwest Imperial Assurance, Ltd., a Cayman Island domiciled captive insurance company (the “Captive Insurer”).  No changes shall be permitted to the terms of coverage provided by the Captive Insurer without Lessor’s prior written consent.  Lessee shall provide Lessor with annual audited financial statements for the Captive Insurer.  In the event (i) the Captive Insurer shall cease to exist as a legal entity, (ii) in Lessor’s discretion there is a material change to the financial condition of the Captive Insurer or (iii) the number or dollar amount of claims are made in an amount which in Lessor’s discretion would be reasonably likely to cause a material adverse change to the financial condition of the Captive Insurer, then Lessee shall obtain and maintain such other insurance in such amounts and from such providers as is requested by Lessor from time to time.

(b)           Replacement Cost. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If either Party believes that the replacement cost has increased or decreased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both Parties (the “impartial appraiser”). The Party desiring to have the replacement cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other Party hereto. The determination of the impartial appraiser shall be final and binding on the Parties hereto, and Lessee shall forthwith increase or decrease the amount of the insurance carried pursuant to this Article to the amount so determined by the impartial appraiser. Each Party shall pay one-half (1/2) of the fee, if any, of the impartial appraiser.

(c)           Additional Insurance.  In addition to the insurance described above, Lessee shall at all times maintain any other coverage required by legal requirements for all persons employed by Lessee or any Lessee Party on the Leased Premises.

(d)           Waiver of Subrogation.  Lessor and Lessee hereby waive any right of subrogation and right of recovery or cause of action for injury or lawsuit to the extent that such injury or loss is covered by fire, extended coverage, “all risk” or similar policies covering real property or personal property required to be obtained and maintained under this Lease by the waiving party (or which would have been covered if the party claiming such right of subrogation or recovery or cause of action had carried the insurance required by this Lease) or covered by any other insurance maintained by the waiving party.  Written notice of the terms of the above mutual waiver shall be given to the insurance carriers of Lessor and Lessee, and the parties’ insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of the policies by reason of such waivers.

(e)           Increase in Limits.  If either Party shall at any time reasonably believe the limits of the insurance required hereunder to be insufficient, the Parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the Parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Lessor and Lessee.

(f)           Deductible Amounts.  The policies of insurance which Lessee is required to provide under this Lease will not have deductibles or self-insured retentions in excess of twenty five thousand dollars ($25,000) for professional liability insurance and ten thousand dollars ($10,000) for property insurance, unless a greater amount is approved by Lessor in writing, and with such approval not to be unreasonably withheld if such deductible or self-insured retention is not available on commercially reasonable economic terms.

(g)           No Separate Insurance.  Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section 12 to be furnished by, or which may reasonably be required to be furnished by, Lessee or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

13.           DAMAGE, DESTRUCTION AND CONDEMNATION.

(a)           Damage or Destruction.  If the Facility shall be damaged or destroyed (in whole or in part) at any time during the Lease Term:

(i)           there shall be no abatement or reduction in the amount of Rent payable by Lessee under this Lease, with Lessee maintaining business interruption insurance;

(ii)           Lessee shall promptly give written notice thereof to Lessor, and

(iii)           Lessee shall promptly replace, repair, rebuild or restore the Facility to substantially the same condition, value and utility as an operating entity as existed prior to such damage or destruction, with such changes, alterations and modifications (including the substitution and addition of other property) as may be desired by Lessee and approved by Lessor and as will not impair the over-all operating utility, use or service capacity or the character of the Facility.

If the claim for loss resulting from such damage or destruction is not greater than Fifty Thousand and No/100 Dollars ($50,000.00), Lessee shall apply to the replacement, repair, rebuilding or restoration of the Facility so much as may be necessary of any net proceeds of insurance resulting from claims for such losses.

If the claim for loss resulting from such damage or destruction exceeds Fifty Thousand and No/100 Dollars ($50,000.00), at the Lessor’s option, (i) the Lessor will hold and disburse all net proceeds of insurance, or (ii) all net proceeds of insurance shall be paid into a special trust fund, maintained by Lessor’s designated trustee (the “Trustee”). The Trustee, upon receipt of a certificate of the Authorized Representative of Lessee that payments are required for such purpose, shall apply so much as may be necessary of the net proceeds of such insurance to the payment of the costs of such replacement, repair, rebuilding or restoration, either on completion thereof or as the work progresses, at the option of Lessee. Each such certificate of Lessee shall be accompanied by a certificate of an architect or engineer (who shall be selected by Lessee and satisfactory to the Trustee) in charge of the rebuilding, repairing or restoring, dated not more than thirty (30) days prior to such direction, setting forth in substance that (i) the sum then directed to be applied either has been paid by Lessee, or is justly due, to contractors, subcontractors, materialmen, engineers, architects or other persons who shall have rendered services or furnished materials or improvements for the rebuilding, repairing or restoring therein specified; the names of such persons; a brief description of such services or materials or improvements and the several amounts so paid or due to each of such persons; and a statement that none of the costs of the services or materials or improvements described in such certificate has been or is being made the basis, in any previous or then pending direction for payment under this Section and that the sum then directed to be applied does not exceed the value of the services or materials or improvements described in the certificate, and (ii) that, except for the amount, if any, stated (pursuant to (i) preceding) in such certificate to be due for services or materials or improvements, there is not outstanding any indebtedness known to the persons signing such certificate which is then due for labor, wages, materials, supplies or services which, if unpaid, might become the basis of a vendor’s, mechanic’s, laborer’s or materialmen’s lien upon the Facility or any part thereof. Pending the expenditure of such special fund, the Trustee, pursuant to the written direction of Lessor, shall invest the same in a federally insured bank.

At Lessor’s option, in the event the net proceeds of insurance are not sufficient to pay in full costs of such replacement, repair, rebuilding or restoration, Lessee shall nonetheless supervise the completion of the work thereof and Lessor shall pay from its own moneys, deposited with the Trustee prior to commencement of the repair within thirty (30) days of invoice submission, that portion of the costs thereof in excess of such net proceeds without offsetting Rent payments.

All such replacements, repairs, rebuilding or restorations made pursuant to this Section 13(a) shall automatically become a part of the Facility as if the same were specifically described herein.Any balance of such net proceeds remaining after payment of all the costs of such replacement, repair, rebuilding or restoration shall be paid to Lessor.

Notwithstanding the foregoing to the contrary, in the event the Leased Premises are damaged or destroyed to the extent of fifty percent (50%) or more of the replacement cost value thereof, then Lessor, in Lessor’s sole discretion, may elect to terminate this Lease, in which event Lessor shall be entitled to receive the insurance proceeds and, after the effective date of termination, neither Lessor nor Lessee shall have any further obligations pursuant to this Lease. In the event Lessor elects to terminate this Lease pursuant to the foregoing right to do so, Lessor shall notify Lessee in writing of such election within thirty (30) days-of the date of damage or destruction.

(b)           Condemnation.  If at any time during the Lease Term the whole or any part of title to, or the use of the Facility shall be taken by condemnation, Lessor shall have no obligation to restore or replace the Facility and there shall be no abatement or reduction in the amounts payable by Lessee under this Lease unless the number of licensed beds is decreased or portions of the Facility no longer are accessible.  Lessor shall cooperate fully with Lessee in the handling and conduct of any condemnation proceeding with respect to the Facility. In no event shall Lessor voluntarily settle, or consent to the settlement of, any condemnation proceeding with respect to the Facility without the prior written consent of Lessee.  Upon the occurrence of any such condemnation, unless the Lessor elects to terminate this Lease in accordance with Section  13(d) hereof, Lessor shall, in Lessor’s sole discretion, either: restore the Facility (excluding any land taken by condemnation) to substantially the same condition, value and utility as an operating entity as existed prior to such condemnation; or acquire, by construction or otherwise, facilities of substantially the same nature and value as an operating entity as the Facility (“Substitute Facilities”). Such Substitute Facilities shall be available for use by Lessee without the payment of any Rent or use charge other than as provided in this Lease. Lessee shall deliver to Lessor such documents as may be necessary or appropriate to convey the title to such Substitute Facilities.  Upon any such condemnation, unless this Lease is terminated by the Lessor in accordance with Section 13(d):

(i)           The net proceeds of any award in any condemnation proceedings shall be paid to and held by the Trustee in a special trust fund. The Trustee, upon receipt of a certificate of the Authorized Representative of Lessee that payments are required for such purpose, shall apply so much as may be necessary of such net proceeds to the payment of the costs of the restoration of the Facility or the acquisition of Substitute Facilities, either on completion thereof or as the restoration or acquisition progresses, at the option of Lessee. Pending the expenditure of moneys held by the Trustee in such special trust fund, the Trustee, pursuant to the written direction of Lessor, shall invest the same in a federally insured bank.

(ii)           In the event the net proceeds of any condemnation award are not sufficient to pay in full the costs of restoration of the Facility or acquisition of Substitute Facilities, Lessee, with Lessor’s approval, shall nonetheless complete such restoration or acquisition and Lessor shall pay from its own moneys that portion of the costs thereof in excess of such net proceeds without offsetting Rent payments.

(iii)           The Facility, as so restored, or the Substitute Facilities, whether or not requiring the expenditure of Lessee’s own moneys, shall automatically become a part of the Leased Premises.

(c)           Condemnation Award-Lessee.  Lessee shall be entitled to the proceeds of any condemnation award or portion thereof made for damage to or taking of any property which, at the time of such damage or taking, is not part of the Facility, Lessor’s property, or which would become Lessor’s property upon termination of this Lease pursuant to the terms hereof, or for damages attributed to its loss of all or part of the leasehold.

(d)           Lease Termination.  Notwithstanding the other provisions of Section 13(b), in the event the number of licensed beds is decreased ten percent (10%) or more for a period of one hundred eight (180) days by the taking, other portions of the Facility are taken, or land outside of the Facility is taken so as to impair access to or use of the Facility, either party shall have the option to terminate this Lease.  The electing party shall notify the other party in writing, of such election to terminate within thirty (30) days of the date the condemning authority notifies Lessor, and Lessor notifies Lessee, of its intent to take possession of the condemned property.

14.           SURRENDER OF POSSESSION.  Upon the expiration of termination of the Lease Term, howsoever effected, Lessee shall forthwith surrender the Leased Premises to Lessor in as good working order and condition as on the Commencement Date, ordinary wear and tear excepted. Lessor’s Equipment and all inventory acquired by Lessee during the Lease Term and on hand as of the date of expiration or termination shall also be surrendered to Lessor.  Lessee shall execute and deliver to Lessor such bills of sale and assignments as Lessor may reasonably require to effect the intent of this Section 14. Lessee may remove Lessee’s Equipment from the Leased Premises upon the expiration or termination of the Lease Term; provided; however, that Lessee shall be responsible for and shall immediately repair any damage to the Leased Premises caused by the removal of Lessee’s Equipment. Lessee will cooperate with any successor lessee or licensee to transfer operations.

15.           DEFAULT AND LEASE TERMINATION.

(a)           Events of Default of Lessee.  Each of the following acts, omissions .or Occurrences shall constitute an “Event of Default of Lessee” hereunder:

(i)           Failure by Lessee to pay or cause to be paid, within five (5) business days of the date required Rent specified to be paid under Section 3 hereof;

(ii)           Breach by HARDEN HEALTHCARE, LLC, a Texas limited company of any of its obligations under that certain Guaranty and Surety Agreement of even date herewith in favor of Lessor;

(iii)           Failure of Lessee to observe and perform any other covenant, condition or agreement of Lessee under this Agreement within thirty days (30) after the date Lessee receives written notice of such failure of performance, or, with respect to failures of performance not susceptible of cure within thirty (30) days upon approval in writing by Lessor, the failure of Lessee to commence a cure within said thirty (30) day period and to thereafter diligently prosecute same to completion;

(iv)           The vacating of the Leased Premises by Lessee prior to an effective termination of this Lease as provided herein;

(v)           If Lessee: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due and Lessor, in good faith, determines that such event or condition could lead to Lessee’s inability to perform its obligations hereunder; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets or its leasehold estate in the Leased Premises, either in a proceeding brought by Lessee or in a proceeding brought against Lessee or Lessee consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar or an involuntary petition for relief is filed against Lessee under any applicable law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by Lessee; (v) fails to have discharged within a period of sixty (60) days any attachment, sequestration or similar writ levied upon any property of Lessee (exclusive of the Leased Premises); or (vi) fails to pay within ninety (90) days any final money judgment against Lessee; or (vii) Lessee shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors;

(vi)           The enforcement or threatened enforcement by regulatory authorities of any regulation or law or of powers to terminate, suspend or severely sanction the operation of the Facility and jeopardizing the nursing home license or Medicaid or Medicare certification.

(b)           Remedies of Lessor.  Upon the occurrence and continuance beyond any applicable cure period of any of the Events of Default of Lessee specified in this Agreement, Lessor shall have the option to pursue any one or more or a combination of the following remedies without any notice to or demand upon Lessee whatsoever:

(i)           Terminate this Lease, in which event Lessee shall immediately surrender the Leased Premises to Lessor, and if Lessee fails to surrender the Leased Premises, Lessor may, without prejudice to any other remedy which Lessor may have, expel or remove Lessee and any other person who may be occupying the Leased Premises, or any part thereof. In such event Lessor may seek such damages and remedies as are available at law or in equity for Lessee’s breach of this Lease.

(ii)           Enter upon and take possession of the Leased Premises and expel or remove Lessee and any other person who may be occupying the Leased Premises or any part thereof without terminating this Lease, and exercise Lessor’s reasonable efforts to relet the Leased Premises, as Lessee’s agent, and receive the proceeds thereof.  Lessee will cooperate with any successor lessee or licensee to transfer operations and Lessee covenants and agrees to pay Lessor on demand any cost or expense incurred by Lessor in connection with reletting the Leased Premises or any deficiency in rent that may arise by reason of such reletting, including, without limitation, brokerage fees, advertising expenses, preparation expenses (including re-decoration of the Leased Premises), reasonable legal expenses, and the cost of performing such of Lessee’s obligations as Lessor determines to be necessary and reasonable. Notwithstanding any election by Lessor to re-take possession of the Leased Premises pursuant to this provision, Lessor may at any time thereafter, upon written notice to Lessee, terminate this Lease and, in such event, neither Lessor nor Lessee shall have any further rights, obligations or liabilities hereunder after the date of termination, except to the extent that covenants related to environmental indemnities are expressly said to survive termination of this lease.

(iii)           Enter upon the Leased Premises and take such actions as may be required to cure the Event of Default of Lessee. Lessee covenants and agrees to reimburse Lessor on demand for any expenses, direct or indirect, which Lessor may incur in thus effecting compliance with Lessee’s obligations under this Lease.

(iv)           Pursue change of ownership applications and proceedings with regulatory authorities regulating the nursing home license and Medicaid and Medicaid certification. Lessee hereby acknowledges and agrees that it will cooperate with any subsequent licensee in preparation of a final cost report.

(v)           Lessor may pursue all of its legal and equitable remedies, including specific performance.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other foregoing remedies or any other remedies herein provided or any other remedies provided at law or in equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent or other amounts due to Lessor hereunder or of any damages accruing to Lessor by reason of the violation of any of the terms, provisions or covenants herein contained. No waiver by Lessor of any violation or breach of any of the terms, provisions or covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, or covenants herein contained. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default of Lessee shall not be deemed or construed to constitute a waiver of such default. To the extent any amounts due to Lessor under the terms of this Lease, whether as a result of an Event of Default of Lessee or otherwise, are not timely paid, such amounts shall bear interest at the rate of eighteen percent (18%) per annum from the date such amounts were due until paid to Lessor; provided, however, that regardless of whether Section 15(a) provides for notice and cure, such interest shall not commence to accrue until thirty days (30) after the date Lessee receives written notice of unpaid amounts.  In the event Lessor takes possession of the Leased Premises and thereafter is unable to make a lease with a new tenant, after attempting in good faith to secure a new tenant, which results in Lessor realizing the benefit of this Lease, including the recoupment of all expenses and costs paid by Lessor, Lessor shall have the right to demand and recover from Lessee the present value of the difference between the amount to be received by Lessor under the new lease and the amount which would have been payable by Lessee hereunder, plus any costs and expenses due and owing Lessor pursuant to this Section.

(c)           Lessor’s Lien.  Lessor shall have at all times during the Term of this Lease, a valid lien for all rents and other sums of money becoming due hereunder from Lessee, upon all goods, accounts, wares, merchandise, inventory, furniture, fixtures, equipment, vehicles and other personal property and effects of Lessee situated in or upon the Leased Premises, and such property shall not be removed therefrom except in accordance with the terms of this Lease or in the ordinary course of business without the approval and consent of Lessor until all arrearages in Rent as well as any and all other sums of money then due to Lessor hereunder shall first have been paid and discharged in full.  Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by law for foreclosure of security interests or in any other manner and form provided by law.  The statutory lien for Rent, if any, is not hereby waived and the express contractual lien herein granted is in addition thereto and supplementary thereto.  Lessee agrees to execute and deliver to Lessor from time to time during the Term of this Agreement such financing statements as may be required by Lessor in order to perfect the Lessor’ lien provided herein or granted or created by state law.  Notwithstanding anything in this Section 15(c) or any other provision of this Lease to the contrary, any Lien in favor of Lessor (whether granted pursuant to this Lease or by statute or otherwise) shall be subordinated as provided for in that certain Landlord Waiver and Consent Agreement, dated December 31, 2009, by and among Lessor, Lessee, First Lien Collateral Agent and Second Lien Collateral Agent.

(d)           Events of Default of Lessor.  Failure of Lessor to observe and perform any covenant, condition or agreement of Lessor under this Lease within thirty (30) days after the date Lessor receives written notice of such failure of performance, or, with respect to failures of performance not susceptible of cure within thirty (30) days upon approval in writing by Lessee, the failure of Lessor to commence a cure within said thirty (30) day period and to thereafter diligently prosecute same to completion (each, an “Event of Default of Lessor”) shall give the Lessee the remedies set forth in Section 15(e) below.

(e)           Remedies of Lessee.  Upon the occurrence and continuance beyond any applicable cure period of any Event of Default of Lessor specified in the foregoing Section 15(d), Lessee shall have the option to pursue any one or combination of the following remedies without any notice to or demand upon Lessor whatsoever:

(i)           Terminate this Lease, in which event Lessee shall surrender the Leased Premises and Medicaid or Medicare certifications to Lessor upon notice to Lessor.

(ii)           Take such actions as may be reasonably required to cure the Event of Default of Lessor; and Lessor covenants and agrees to reimburse Lessee on demand for any reasonable and necessary expense, direct or indirect, which Lessee may incur in thus effecting compliance with Lessor’s obligations under this Lease.

16.           LIENS.

(a)           Prohibition Against Liens.  Subject to Section 16(b), Lessee and Lessor agree as follows:  Lessee covenants that it will not create or suffer to be created any lien, encumbrance or charge upon the Leased Premises, Rent payable hereunder, or any part thereof. In the event any mechanic’s lien, affidavit, charge or order (“lien”) is filed against the Leased Premises or Rent payable hereunder as a result of Lessee’s actual or alleged act or omission, whether or not such lien is enforceable, Lessee agrees to cause such lien to be discharged of record by payment, bonding or otherwise no later than fifteen (15) days after receipt by Lessee of notice of the filing of such lien, but in all events, prior to the commencement of foreclosure proceedings. If Lessee shall fail to cause such lien to be discharged or bonded against within such period, then, in addition to any other right or remedy, Lessor may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by bonding proceedings or other legal proceedings. Any amount so paid and all costs and expenses incurred in connection therewith, together with interest at the maximum lawful rate thereon from the respective dates of the payment or incurring of the cost and expense to discharge the same, shall constitute an obligation of Lessee and shall be paid by Lessee to Lessor on demand. Nothing herein shall prevent Lessee from contesting the validity of the lien in any manner it chooses so long as such contest is pursued with reasonable diligence. In the event such contest is determined adversely (allowing for appeal to the highest appellate court), Lessee shall promptly pay in full the required amount, together with any interest, penalties, costs or other charges necessary to release such lien. Lessee shall indemnify Lessor in accordance with Section 16(a) below. In no event and under no circumstances shall Lessee cause or suffer to exist any lien against or encumbrance upon Lessor’s interest in the Leased Premises.

(b)           Waiver and Consent Agreement.  Notwithstanding anything in this Lease to the contrary, the liens on Lessee’s assets in favor of (i) First Lien Collateral Agent and its successors and assigns to the extent that First Lien Collateral Agent has a lien on such assets pursuant to certain security agreements entered into by and between First Lien Collateral Agent and Lessee; and (ii) Second Lien Collateral Agent and its successors and assigns to the extent that Second Lien Collateral Agent has a lien on such assets pursuant to certain security agreements entered into by and between Second Lien Collateral Agent and Lessee, are in each case, expressly permitted hereby, and in each case, may and shall remain on such assets after any transfer of such assets to Lessor or otherwise. Lessor agrees to execute a waiver and consent agreement in the form attached hereto as Schedule 16(c).

17.           LIABILITIES AND INDEMNIFICATION.  LESSEE SHALL INDEMNIFY AND HOLD LESSOR HARMLESS FROM AND AGAINST ANY LIABILITY, LOSS, CLAIM, SUIT, CAUSE OF ACTION, JUDGMENT, LIEN, PENALTY, FINE, DAMAGE, LIABILITY, DEFICIENCY, COST AND EXPENSE (INCLUDING, WITHOUT LIMITATION, THE DEFENSE OF ALL OF THE AFORESAID, COURT COSTS, REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION) OF ANY NATURE, KIND OR DESCRIPTION SUFFERED OR INCURRED BY LESSOR AND/OR THE LEASED PREMISES ARISING OUT OF, OR CAUSED BY OR RESULTING FROM (OR ALLEGED TO ARISE OUT OF, BE CAUSED BY OR RESULT FROM) (IN WHOLE OR IN PART) ANY ACT OR OMISSION OF LESSEE OR LESSEE’S OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, EMPLOYEES, INDEPENDENT CONTRACTORS, GUESTS AND INVITEES, OR ANY INJURY TO OR DEATH OF ANY PERSON OR PERSONS OR DAMAGE TO OR DESTRUCTION OF THE PROPERTY OF ANY PERSON OR PERSONS OCCURRING IN, ON OR ABOUT THE LEASED PREMISES AND FOR ANY BREACH OF THIS LEASE.  LESSEE AGREES TO USE AND OCCUPY THE LEASED PREMISES AND PLACE ITS IMPROVEMENTS THEREIN AND THEREON AT ITS OWN RISK. LESSEE SHALL BE RESPONSIBLE FOR THE SAFETY AND WELL-BEING OF LESSEE’S OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, EMPLOYEES, INDEPENDENT CONTRACTORS, GUESTS AND INVITEES AT OR ABOUT THE LEASED PREMISES. THE FOREGOING INDEMNITIES SHALL SURVIVE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.  This provision does not apply to indemnification by Lessee for Hazardous Materials Claims, Environmental Costs, or issues involving violations or alleged violations of Hazardous Materials Laws, which are exclusively dealt with in Section 6(c).

18.           INSPECTION.  Lessor, Lessor’s lender and their respective agents and representatives shall have the right to enter and inspect the Leased Premises during normal business hours and upon at least three (3) days advance written notice to Lessee, except in the case of any emergency in which event no notice shall be required, for the purpose of inspecting the same and satisfying the requirements of Lessee’s lender (subject to laws and regulations respecting patient confidentiality).  Such right of Lessor, Lessor’s lender and their respective agents and representatives shall not be construed to obligate Lessor, Lessor’s lender and their respective agents and representatives to notify Lessee of any defect observed therein.  In connection with any such inspection, Lessor shall, and shall cause its lender and any agents and representatives to, use reasonable efforts to avoid interfering with the operations of the Facility.

19.           MANAGEMENT OF LEASED PREMISES. Lessee may, with Lessor’s prior written approval, enter into a management or similar agreement regarding the Leased Premises. Any permitted management agreement pertaining to the Leased Premises shall be subject and subordinate to this Lease and the rights of Lessor hereunder and shall not relieve Lessee of any liability or obligations hereunder. Lessee also may contract with its affiliated companies for ancillary services so long as the affiliates deliver an industry standard, or better level of care or services at contract rates equal to, or lower, than other competitive providers.

20.           MEDICARE, MEDICAID AND OTHER PAYOR REIMBURSEMENT.   Lessee shall cause to be properly prepared, signed and timely filed all claims, costs reports or other documentation required by Medicare, Medicaid and any other third-party payor programs for operation of the Facility by Lessee during the Lease Term.  In addition to the foregoing, Lessee shall deliver to Lessor, within thirty (30) days following the date on which such reports are due, all of the foregoing described cost reports.

21.           SUBORDINATION OF MANAGEMENT AGREEMENT TO LEASE.  Lessee stipulates, covenants and agrees that the Management Agreement between Lessee and Trisun Healthcare, LLC, a Texas limited liability company, (the “Management Agreement”) is subordinated in all respects to this Lease.  The Lessee agrees to provide the Lessor with any subordination agreement and estoppel certificates reasonably requested by the Lessor, executed by such manager and evidencing the subordinate status of the Management Agreement and the absence of any default by Lessee pursuant to such Management Agreement.  Lessee further covenants and agrees that it will not distribute to or pay itself or to any affiliate of Lessee any management fees or other compensation during any month of the Term until it has first paid Rent and other sums payable to Landlord under this Agreement.  Lessee further covenants and agrees not to modify or terminate the Management Agreement without Lessor’s prior written consent.

22.           ESTOPPEL CERTIFICATES.  Lessee shall, at any time upon not less than five (5) business days prior written request by Lessor or Lessor’s lender, execute, acknowledge and deliver to Lessor or its designee, or Lessor’s lender, as applicable, a statement in writing, executed by an officer, manager or general partner of Lessee, certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), the dates to which Rent and additional charges hereunder have been paid, certifying that, to the knowledge of Lessee, no default by either Lessor or Lessee exists hereunder or specifying each such default and as to other matters as Lessor may reasonably request.

23.           MISCELLANEOUS PROVISIONS.

(a)           Additional Assurances.  The provisions of this Lease shall be self-operative and shall not require further agreement by the Parties except as may be provided herein to the contrary; provided, however, at the reasonable request of either Party, the other Party shall execute such additional instruments and take such additional acts as may reasonably be necessary to effectuate this Lease.

(b)           Legal Fees and Costs.  In the event either Lessor or Lessee institutes any proceedings to enforce or interpret any provision of this Lease, the prevailing party will be entitled to recover its legal expenses, including, without limitation, reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such Party shall be entitled.

(c)           Assignment or Subletting.  Lessee shall not assign this Lease or any interest herein (including, without limitation, the right to use the Leased Premises), whether by operation of law or otherwise, or sublet the Leased Premises or any part thereof, without the prior written consent of Lessor. For purposes of this subsection, (i) a transfer or sale of greater than fifty percent (50%) of the voting interest or capital stock of Lessee or any entity directly or indirectly controlling Lessee to any other person or entity, or (ii) the merger or consolidation of Lessee or any entity directly or indirectly controlling Lessee with or into an unrelated third party, with such third party remaining as the surviving entity, shall each be deemed an assignment requiring the consent of Lessor. Any assignment by Lessee in violation of the provisions of this Section 23(c) may be deemed void by Lessor and shall not operate to release Lessee from any liability hereunder. Lessor may assign its interest under this Lease and, from and after the effective date of assignment, Lessor shall be released from any further obligations hereunder.

(d)           Notices.  Any notice which a Party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by (i) United States registered or certified mail, return receipt requested, postage prepaid, (ii) facsimile, or (iii) FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

To Lessee:
PM Management -  Babcock NC, LLC
c/o TRISUN Healthcare, LLC
Attention: Steve Wood
1703 West Fifth Street, Suite 800
Austin, Texas 78703
Telephone: (512) 634-4942
Facsimile:  (512) _________
E-Mail: wood@hardenhealthcare.com

With a copy to:
Harden Healthcare, LLC
Attn:  General Counsel
1703 West Fifth Street, Suite 800
Austin, Texas 78703
Telephone No:  (512) 344-4235
Telecopy No.: (512) 524-3325
E-Mail: bhanson@hardenhealthcare.com

And:
And:
Graves, Dougherty, Hearon & Moody, P.C.
Attention: Edward McHorse
401 Congress Avenue, Suite 2200
Austin, Texas 78701
Telephone: (512) 480-5750
Fax: (512) 480-5850
E-Mail: emchorse@gdhm.com

To Lessor:
MVI HEALTH CENTER, LP
c/o Cornerstone Growth & Income REIT, Inc.
Attn:  Sharon C. Kaiser
Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA 92614
Telephone No.:  949.263.4326
Telecopy No.:    949.250.0592

with copies to:	Servant Healthcare Investments, LLC Attn: Kevin Maddron 1000 Legion Place, Ste. 1650 Orlando, FL 32801 Telephone No.: 407.999.7772 Telecopy No.: 407.999.7759

and:	Michael A. Okaty, Esq. Foley & Lardner LLP 111 N. Orange Avenue, Suite 1800 Orlando, FL 32801 Telephone: 407-423-7656 Fax: 407-648-1743 E-mail: mokaty@foley.com

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt, printed confirmation of successful facsimile transmission or the overnight carrier’s proof of delivery, as the case may be, whether accepted or refused. Any such notice not so given shall be deemed given upon receipt of the same by the Party to whom the same is to be given. Any Party hereto may designate a different address for itself by notice to the other Party in accordance with this Section 23(d). In the event a Party is not a natural person, delivery to an officer, director or partner of such Party shall be deemed delivery to such Party.

(e)           Severability.  In the event any provision of this Lease is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Lease, which shall be and remain in full force and effect, enforceable in accordance with its terms.

(f)           Post-Commencement Date Access to Information.  Lessee acknowledges that subsequent to the Commencement Date Lessor may need access to information or documents in the control or possession of Lessee for the purposes of audits, compliance with government requirements and regulations, and the prosecution or defense of third party claims or for other legitimate purposes. Accordingly, Lessee agrees that, subsequent to the Commencement Date, for the entire Term, including any renewal period, and for [four (4)] years thereafter, Lessee will (i) retain all financial and operating records related to the Facility, and (ii) make available to Lessor, Lessor’s agents, independent auditors and/or governmental agencies, to the extent permitted by applicable laws and regulations, all such financial and operating records and such documents and information in respect of the Leased Premises to the extent necessary to facilitate audits, compliance with governmental requirements and regulations and during the time of the indemnities of Lessee by Lessor established under this Lease hereof the prosecution or defense of third party claims.

(g)           Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the Parties hereto or by any third person to create the relationship of principal and agent, partnership or joint venture or of any association between Lessor and Lessee, and no provision contained in this Lease or any acts of the Parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of landlord and tenant.

(h)           Choice of Law and Venue.  The Parties agree that this Lease shall be governed by and construed in accordance with the laws of the State of Texas, and that the courts of such state shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the Parties that may be brought, or arise out of, in connection with or by reason of this Lease.

(i)           Gender, Number.  Whenever the context of this Lease requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

(j)           Amendment; Counterparts.  No changes in or amendments to this Lease shall be recognized unless and until made in writing and signed by all Parties hereto or their respective successors and assigns. This Lease may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(k)           Divisions and Headings.  The divisions of this Lease and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Lease.

(l)           Late Charge.  In addition to its other remedies, Lessor shall have the right, without notice or demand, to add to the amount of any payment of Rent required to be made by Lessee hereunder and which is not received by Lessor by the due date thereof required by this Lease, an amount equal to five percent (5%) of such delinquent amount for each month or portion thereof that such amount remains outstanding to compensate Lessor for the loss of use of such funds and the administrative costs caused by such delinquency, the Parties agreeing that Lessor’s damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Any waiver by Lessor of any late charges or failure to claim the same shall not constitute a waiver of other late charges or other remedies available to Lessor.

(m)           Controlling Person.  The relationship between Lessor and Lessee is an arms length third party relationship and Lessor is not a “Controlling Person” (as that term is defined by applicable laws, rules or regulations) as to Lessee’s rights and obligations under the terms of this Lessee, Lessor having no rights or abilities, acting alone or in concert with others, to directly or indirectly influence, direct or cause the direction of management, expenditure of money (other than in accordance with the provisions of this Lease) or policies of Lessee.

(n)           Recitals, Exhibits and Schedules.  The recitals included in the preamble to this Lease are true and correct and, together with all schedules and exhibits attached hereto, are incorporated herein by reference.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

WITNESS OUR SIGNATURES to this Amended and Restated Lease Agreement on this, the 31st day of December, 2009.

LESSOR: MVI HEALTH CENTER, LP, a Delaware limited partnership
BY:	MVI Health Center GP, LLC, a Delaware limited liability company, as its General Partner

BY:	CGI Healthcare Operating Partnership, L.P., a Delaware limited partnership, as its sole Member

BY:	Cornerstone Growth & Income Operating Partnership, L.P., a Delaware limited partnership, as its General Partner

BY:	Cornerstone Growth & Income REIT, Inc., a Maryland corporation, as its General Partner

By:	/s/ Terry G. Roussel
Terry G. Roussel, President and Chief Executive Officer

LESSEE: PM MANAGEMENT – BABCOCK NC, LLC, a Texas limited liability company
BY:	MAJOR TIMBERS, LLC, its Manager

By:	/s/ Lew Little
Name: Lew Little Title: Manager

EXHIBIT A

DESCRIPTION OF THE LAND

Lot 1, Block 2, New City Block 17341, NORTH HOLLOW KNOLL, an addition to the City of San Antonio, Bexar County, Texas, according to the map or plat thereof, recorded in Volume 9569, Page(s) 38 of the Deed and Plat Records of Bexar County, Texas.

EXHIBIT B

FORM OF LEASE GUARANTY

GUARANTY AND SURETY AGREEMENT

THIS GUARANTY AND SURETY AGREEMENT (this “Agreement”) is made as of December 31, 2009, by HARDEN HEALTHCARE, LLC, a Texas limited liability company (“Guarantor”) in favor of MVI HEALTH CENTER, LP, a Delaware limited partnership (“Obligee”).

WITNESSETH

WHEREAS, pursuant to that certain Lease Agreement dated December 31, 2008 (the “Original Lease”) by and between PM MANAGEMENT – BABCOCK NC, LLC, a Texas limited liability company (“Obligor”) and SNF MESA VISTA, LLC, a Texas limited liability company (the “Seller”), the Obligor previously leased a 144-bed nursing home commonly known as Mesa Vista Health Center (the “Facility”) located on certain real property in San Antonio, Bexar County, Texas (the “Land” and, together with the Facility, the “Property”); and

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated December 31 2009, by and between the Obligee and the Seller (the “Purchase Agreement”), the Obligee has acquired the Property and certain personal property used in connection with the operation and maintenance of the Property from the Seller; and

WHEREAS, pursuant to the terms of the Purchase Agreement, the Seller has agreed to assign the Original Lease, which has been modified and restated in its entirety by the Amended and Restated Lease in the form attached hereto as Exhibit A (the Original Lease, as modified by such Amended and Restated Lease, the “Lease”), and Obligee has agreed to assume from Seller, all of the Seller’s liabilities and obligations related to the Lease to the extent such liabilities and obligations arise during and relate to the period from and after the date of the closing of the transaction contemplated by the Purchase Agreement and solely to the extend provided for in the Amended and Restated Lease, and the Obligor has consented to such assignment and assumption, all pursuant to that certain Assignment and Assumption Agreement dated December 31, 2009 by and between Obligee and Seller, a copy of which is attached hereto as Exhibit B; and

WHEREAS, it is a material condition to Obligee agreeing to enter into the Purchase Agreement, the Assignment and Assumption Agreement attached hereto as Exhibit B and the Lease attached hereto as Exhibit A, and to consummate the transactions contemplated thereby that the Guarantor executes and delivers this Agreement to provide assurances of the due and timely payment of the Guaranteed Obligations (defined below);

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the Parties hereto acknowledge and warrant that the foregoing recitals are true and correct and binding upon the Parties, and further agree as follows:

GUARANTY

In consideration for the purchase of the Property by Obligee and the assumption by Obligee of the Lease on the terms provided for in the Assignment and Assumption Agreement, Guarantor does hereby guarantee to Obligee Obligor’s full and prompt performance of Obligor’s obligations under the Lease (the “Guaranteed Obligations”) pursuant to the terms and conditions established therein.

The liability of Guarantor under this Agreement shall be absolute, unconditional and irrevocable. This Agreement is absolute and continuing and is a guarantee of payment and not of collection and the liability of Guarantor is primary and unconditional.  Accordingly, Guarantor agrees to pay the Guaranteed Obligations to Obligee automatically and without written demand therefor, without any withholding, deduction, counterclaim (unless a compulsory counterclaim) or set-off for any reason or on any account whatsoever, subject to the terms hereof and provided that Guarantor shall make payment of the Guaranteed Obligations in the event that Obligor has failed or will fail to fully pay the Guaranteed Obligations in accordance with the provisions of the Lease such that payment to Obligee shall be made on the due date thereof, without delay, either from Obligor or Guarantor.  This Agreement is in no way conditional upon any requirement that Obligee first attempt to collect the Guaranteed Obligations from Obligor or resort to any security or other means of obtaining payment of the Guaranteed Obligations.

Guarantor hereby waives notice of acceptance of this Agreement, notices of default, non-performance, partial performance, non-payment or partial payments in protest, notice of protest, and all other notices or formalities to which Obligor or Guarantor might otherwise be entitled pursuant to the Lease or by law. Additionally, Guarantor hereby waives all rights, defenses and benefits accruing from time to time to sureties under applicable law (including, without limitation, all rights under the Texas Business and Commerce Code).  No failure or delay on Obligee’s part in exercising any power, right or privilege hereunder shall impair any such power, right or privilege or be construed as a waiver of or acquiescence therein.

Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against Obligor or any other person directly or contingently liable for the obligations and liabilities guaranteed hereunder, or against or with respect to Obligor’s property (including, without limitation, property collateralizing Obligor’s obligations and liabilities to Obligees) arising from the existence or performance of this Agreement until the full and indefeasible payment and performance of the obligations and liabilities under the Lease and the termination of the Lease.

Obligee may, without notice to Guarantor, and without eliminating or in any way impairing the validity of Guarantor’s obligations to Obligee under this Agreement, grant modifications, additions or changes to the Lease, make amendments or modifications to the Guaranteed Obligations, extend time for performance, and take any such other appropriate acts related to Obligor’s performance of its obligations under the Lease as Obligee deems necessary or appropriate. Guarantor hereby waives their right to require Obligee to (a) proceed against Obligor or any other sublessee, assignee or other transferee of Obligor, (b) proceed against or exhaust any security or collateral Obligee may hold, or (c) pursue any other right or remedy for Obligee’s benefit, before proceeding against Guarantor for the obligations guaranteed herein. Guarantor hereby agrees that Obligee may unqualifiedly exercise in its sole discretion any or all rights and remedies available to it against Obligor or any other person without impairing Obligee’s rights and remedies under this Agreement, and Guarantor’s liabilities and obligations under this Agreement will remain independent and unconditional.

Without limiting the foregoing, this Agreement shall be a continuing guarantee, and (whether or not Guarantor shall have notice or knowledge of any of the following) the liability and obligation of Guarantor hereunder shall be absolute and unconditional irrespective of, and shall not be released or otherwise affected by (a) the release or impairment of any security given to secure the Guaranteed Obligations; (b) any lack of validity or enforceability of the Lease, or any other agreement or instrument relating thereto; (c) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition or liquidation or similar proceedings relating to Obligor, or its properties or creditors; (d) any impairment, modification, change, release or limitation of liability or obligation under the Lease resulting from the operation of any present or future provision of the Bankruptcy Reform Act of 1978 or any other similar federal or state statute, or from the decisions of any court; or (e) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any person or entity in respect of the Lease, or Guarantor in respect of this Agreement.  To the extent that Obligor makes any payment which Obligee is required by any applicable legal requirement to return to Obligor, its trustee, its receiver or any other party, this Agreement and Guarantor’s obligations hereunder shall be revived and shall continue in full force and effect as if the payment had not been made.

Guarantor agrees that one or more successive or concurrent actions may be brought herein against Guarantor, either in the same action in which Obligor is sued, or in separate actions as often as deemed advisable. The prevailing party in any such action shall be entitled to recover its costs including reasonable expenses and attorneys’ fees. In the event any claim or action, or action on any judgment, based on this Agreement, is made or brought against Guarantor, Guarantor agrees not to assert against Obligee any set-off, defense or counterclaim (other than compulsory counterclaims) which Obligor may have, and, further, Guarantor agrees not to deduct, set-off, or seek to counterclaim for or recoup, any amounts which are or may be owed by Obligee to Guarantor, or for any loss of contribution from any other guarantor, if any.

All rights and claims of Guarantor now or hereafter existing including, without limitation, rights to any payments, distributions or dividends from Obligor (collectively the “Guarantor Claims”) against Obligor or any of the Obligor’s property shall be subordinate and subject in right of payment to the prior payment in full of the Guaranteed Obligations to Obligee.  No Guarantor’s Claims shall, in any event, be payable from Obligor to Guarantor while any amount owed to Obligee by Obligor or Guarantor is due, unpaid and outstanding.  In addition, Guarantor hereby covenants and agrees that, until the Guaranteed Obligations have been paid or performed in full under this Agreement, Guarantor will:

A.
Not, without Obligee’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied: issue, sell, transfer, assign, or allow any shareholder of Guarantor to sell, transfer, or assign, any capital stock or similar ownership interests in Guarantor which would result in any person not presently a shareholder of the Guarantor directly or indirectly owning capital stock or similar ownership interests in Guarantor representing fifty percent (50%) or more of the combined voting power of Guarantor’s then-outstanding capital stock or any class of ownership interests in Guarantor;

B.
Promptly notify Obligee of: (i) any breach or non-performance of, or any default under, any contractual obligation of Guarantor which could have a material adverse effect on Guarantor’s financial condition, and (ii) any action, suit, litigation or proceeding which may exist at any time which could have a material adverse effect on Guarantor’s financial condition; and (iii) the occurrence of any event or development that could have a material adverse effect on Guarantor’s financial condition;

C.
Pay all taxes, assessments, governmental charges and other obligations applicable to or assessed against Guarantor when due the failure of which to pay could have a material adverse effect on Guarantor’s financial condition, except as may be contested in good faith or those as to which a bona fide dispute may exist; and

D.	Execute and deliver to Obligee such further instruments and do such other further acts as are reasonably required to carry out the purposes of this Agreement and;

E.	Provide Obligee with Guarantor’s audited financial statements within ten (10) days following issuance thereof but in no event later than May 30th of each calendar year.

This Agreement shall inure to the benefit of Obligee’s successors and assigns, and shall be binding on Guarantor’s successors and assigns.

The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of this Agreement as a whole, which shall remain in full force and effect in all other respects.

The validity of this Agreement, its construction, interpretation, and enforcement, and the rights of Obligee and Guarantor shall be determined under, governed by, and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law.

Time shall be of the essence with respect to all of Guarantor’s obligations under this Agreement.

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be delivered personally, or sent by a courier company and addressed as follows:

If to Guarantor, to:

Harden Healthcare, LLC
Attn:  General Counsel
1703 West Fifth Street, Suite 800
Austin, Texas 78703
Telephone No:  (512) 344-4235
Telecopy No.: (512) 524-3325

with a copy, which shall not constitute notice, to:

Graves Dougherty Hearon & Moody, PC
Attn:  Edward McHorse
401 Congress Avenue, Suite 2200
Austin, Texas 78701
Telephone No:  (512) 480-5750
Telecopy No.: (512) 480-5850

If to Obligee, to:

MVI HEALTH CENTER, LP
c/o Cornerstone Growth & Income REIT, Inc.
Attn:  Sharon C. Kaiser
Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA  92614
Telephone No.:  949.263.4326
Telecopy No.:    949.250.0592

with a copy, which shall not constitute notice, to:

Servant Healthcare Investments, LLC
1000 Legion Place
Suite 1650
Orlando, Florida 32801
Attn:  John Mark Ramsey
Telephone No.:   (407) 999-7772
Telecopier No.:   (407) 999-5210
with a copy, which shall not constitute notice, to:

Foley & Lardner LLP 111 North Orange Avenue, Suite 1800 Orlando, Florida 32801 Attn: Michael A. Okaty, Esquire Telephone No.: (407) 423-7656 Telecopier No.: (407) 648-1743

Any such notice shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the person attempting to make personal service or by written confirmation of delivery from the courier company.  Any party to whom notices are to be sent pursuant to this Agreement may from time to time change its address for future communication hereunder by giving notice in the manner prescribed herein to all other persons named above, provided that the address change shall not be effective until five (5) business days after the notice of change has been given.

This Agreement may be transmitted and/or signed by facsimile or a .pdf attachment to an email. The effectiveness of any such signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties hereto. Obligee may also require that any such signature be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.

Guarantor represents, warrants and covenants to Obligee as an inducement to entering into the Lease with Obligor that this Agreement (i) constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, (ii) is being entered into by Guarantor in order to provide commercial benefit for the Guarantor’s business interests and (iii) does not and will not violate or conflict with any of the Guarantor’s organizational documents, and to Guarantor’s knowledge, does not and will not violate or conflict with any material agreement by which it is bound, or any material legal requirement to which Guarantor is subject, nor is any consent or approval required that has not been received or that will not be obtained in connection with the execution, delivery or performance, validity or enforceability of this Agreement.

The person executing this Agreement on behalf of Guarantor has the authority to do so, without any further required approval from any other person or entity. The undersigned acknowledges that he/she has been afforded the opportunity to reed this document carefully and to review it with an attorney of his/her choice before signing it. The undersigned acknowledges having read and understood the meaning and effect of this document before signing it.

IN WITNESS WHEREOF, Guarantor has executed this agreement this 31st day of December, 2009, as evidenced by the signature of its duly authorized representative below.

GUARANTOR:

HARDEN HEALTHCARE, LLC, a
Texas limited liability company

By:  __________________________________
Name:  _______________________________
Title:  ________________________________

SCHEDULE 3(a)

RENT

Lessee shall pay to Lessor, on or before the first day of each calendar month during the Term, one-twelfth (1/12th) of the “Lease Payment” set forth below, at Lessor’s address set forth in Section 23(d) of this Agreement or such other address as Lessor may from time to time designate in writing in accordance with the notice requirements of Section 23(d) of this Agreement.

	Lease Basis		$13,000,000
	Lease Bumps		2.5% bumps
	Starting Lease Rate		11.50%

Year	Lease Start Date	Lease Rate	Lease Payment
1	1/1/2010	11.50%	$1,495,000
2	1/1/2011	11.79%	$1,532,375
3	1/1/2012	12.08%	$1,570,684
4	1/1/2013	12.38%	$1,609,951
5	1/1/2014	12.69%	$1,650,200
6	1/1/2015	13.01%	$1,691,455
7	1/1/2016	13.34%	$1,733,742
8	1/1/2017	13.67%	$1,777,085
9	1/1/2018	14.01%	$1,821,512
10	1/1/2019	14.36%	$1,867,050
11	1/1/2020	14.72%	$1,913,726
12	1/1/2021	15.09%	$1,961,570
13	1/1/2022	15.47%	$2,010,609
14	1/1/2023	15.85%	$2,060,874
15	1/1/2024	16.25%	$2,112,396
16	1/1/2025	16.66%	$2,165,206
17	1/1/2026	17.07%	$2,219,336
18	1/1/2027	17.50%	$2,274,819
19	1/1/2028	17.94%	$2,331,690
20	1/1/2029	18.38%	$2,389,982

SCHEDULE 3(b)

FACILITY CONTRACTS

1.	Hospice Services Agreement, dated February 25, 2009, by and between AMED Community Hospice and Mesa Vista Inn
2.	Contract, undated, by and between A-Right Landscaping and Mesa Vista Inn
3.	Customer Agreement, dated April 1, 2008, by and between Iron Mountain and Mesa Vista Inn
4.	Agreement for Services, dated December 11, 2008, by and between Community Portable X-Ray, Inc. and Mesa Vista Inn
5.	Laboratory Services Agreement, dated July 1, 2009, by and between CYTO Specialty Laboratories, Inc. and Mesa Vista Inn
6.	Proposal, dated January 1, 2009, by and between Exotic Tropical Plants and Mesa Vista Inn
7.	Clinical Affiliation Agreement, dated July 10, 2009, by and between Galen College of Nursing and TRISUN Healthcare, LLC with respect to nursing internships at Mesa Vista Inn
8.	Laboratory Services Agreement, January 1, 2009, by and between Professional Clinical Laboratory, Inc. and Mesa Vista Inn
9.	Medical Director Agreement, dated May 1, 2009, by and between Dr. Lovelash Manocha and Mesa Vista Inn
10.	Sales and Service Agreement, dated August 18, 2009, by and between Nestle Waters North America, Inc. and Mesa Vista Inn
11.	Nursing Home Dialysis Transfer Agreement, dated April 24, 2009, by and between SAKDC Davita Dialysis Partners, LP and Mesa Vista Inn
12.	Residential Services Agreement, dated May 29, 2009, by and between Odyssey Healthcare Operating A, LP and Mesa Vista Inn
13.	Facility Agreement, undated, by and between Penny’s From Heaven Foundation Therapy Dogs for Animal Assisted Activities and Mesa Vista Inn
14.	Pharmacy Services Agreement, dated December 1, 2008, by and between MBS Pharmacy and Mesa Vista Inn
15.	Respiratory Therapy Equipment Agreement, dated January 1, 2009, by and between Omnicare, Inc. and TRISUN Healthcare, LLC with respect to, among other facilities, Mesa Vista Inn
16.	Bulk Video Services Agreement, dated __ of November 2008, by and between Time Warner Cable San Antonio, LP and Mesa Vista Inn
17.	Memorandum of Agreement, dated November 3, 2008, by and between TMF Health Quality Institute and Mesa Vista Inn
18.	Hospice Services Agreement, dated February 27, 2009, by and between Lighthouse Hospice and Mesa Vista Inn
19.	Facility Participation Agreement, dated October 1, 2009, by and between United HealthCare Insurance Company and Mesa Vista Inn
20.	Service Provider Agreement, dated January 16, 2008, by and between United Ambulance, LLC and Mesa Vista Inn
21.	Nursing Facility Services Agreement, dated April 9, 2009, by and between Family Hospice, Ltd. (dba VistaCare) and Mesa Vista Inn
22.	Certificate of Waiver issued by CMS to PM Management – Babcock NC, LLC
23.	City of San Antonio Alarm System Permit issued to TRISUN Care Center Babcock

SCHEDULE 6(b)

As soon as available and in any event within 60 days after the end of each of Lessee’s fiscal years during the Lease Term, Lessee shall deliver or cause to be delivered to Lessor unaudited financial statements (balance sheet and the related statements of income and retained earnings)  for such year in such form and detail as Lessor may reasonably require and, commencing with the second full fiscal year of operations of the Property, setting forth in comparative form the figures for the previous fiscal year.  Such financial statements will be accompanied by a certificate signed by an appropriate officer of Lessee stating that such financial statements fairly present the financial position of the Lessee and the Property in conformity with GAAP.

As soon as available and in any event within 7 days after the end of each calendar month during the Lease Term, Lessee shall deliver or cause to be delivered to Lessor unaudited financial statements (balance sheet and the related statements of income and retained earnings) of Lessee for the month then ended in such form and detail as Lessor may reasonably require.  Such financial statements will be accompanied by a certificate signed by an appropriate officer of Lessee stating that such financial statements fairly present the financial position of the Lessee and the Property in conformity with GAAP.

As soon as available and in any event within 30 days after the end of each of Lessee’s fiscal quarters during the Lease Term, Lessee shall deliver or cause to be delivered to Lessor unaudited financial statements (balance sheet and the related statements of income and retained earnings) of Lessee for the fiscal quarter then ended in such form and detail as Lessor may reasonably require.  Such financial statements will be accompanied by a certificate signed by an appropriate officer of Lessee stating that such financial statements fairly present the financial position of the Lessee and the Property in conformity with GAAP.

SCHEDULE 7(e)

LITIGATION

Reveles (Worker Injury):

Roberto Reveles is a former Certified Nurse Assistant who reported a workplace injury to his left knee on July 24, 2006.  He reported an injury to his right knee in January 2007 and alleged that injury occured while receiving treatment for his left knee. TRISUN (an affiliate of Tenant) paid all of the medical expenses associated with the injuries and also provided Reveles wage replacement benefits during each period that he could not work as a result of his injuries.  In July 2007, Reveles's doctors released him to his full duties without restrictions.  TRISUN immediately reinstated him to full-time employment as a CAN at the Facility.  Reveles held that position until August 19, 2009.  On that date, TRISUN separated his employment in response to complaints by residents that he treated them too roughly.  Through the date of his discharge, Reveles performed all of the duties of CNA without any physical limitations and evidenced no symptoms of pain or discomfort.

Following his reported injuries, Reveles filed a demand for arbitration pursuant to TRISUN's Associate Injury Plan and sought additional treatment for both knees.  On November 3 and 4, 2009, the parties arbitrated Reveles's claims.  The hearing closed on December 7, 2009, after the parties submitted post-hearing briefs.  The decision on the case is due from the Arbitrator by January 6, 2009.  Once the decision issues, the matter should be resolved once and forever. Outside counsel has advised that they expect to prevail on the merits and do not expect an appeal of the matter, as the grounds for appeal of the arbitration are very narrow.

Kathryn Pelech (Pre-Suit)

Case Open Date:	4/22/09
Dates of Residency:	11/4/05–11/7/08? and 11/14/08-12/22/08
Status:	Letter of Representation and Medical Records Release requested from attorney Howard Davis
Plaintiff’s Counsel:	Howard E. Davis
Defense Counsel:	N/A
Expense Reserve:	$7,500.00
Liability Reserve:	$1,000.00
Brief Narrative: This is a patient that had a well documented history of attempting to get out of her bed unassisted (though call light was always in reach). Unfortunately, she did fall after getting out of bed (again) unassisted at an unspecified time. Resident was sent to the ER (contusion to right eye), treated and returned to the Facility. Patient remains a resident of Mesa Vista. Records were produced in April ’09, and since that time, Facility has not heard anything from the lawyer representing the Resident. The file remains open. Lessee does not view this potential case, if filed, to be material in any respect to the financial condition, operations or results of the Facility. At this time no suit has been filed.

SCHEDULE 10(a)

SCHEDULE OF LESSOR’S EQUIPMENT

Quantity	Item
Dining Room Furniture
64	Kwalu Dining Room Chairs
26	42" Dining Table Tops
26	Queen Anne Table Base
Office Furniture
11	HON #10673NN - Desk
17	HON #E4022 - Key Board Trays
2	HON #3301EC62T - Executive Chairs
16	HON #4002EC62T - Swivel Chairs
13	HON #4002HJ70T - Swivel Chairs
10	HON #534 Putty - 4 Drawer File Cabinets
3	HON #584LE Taupe - 36"W 4 Drawer Lateral Files
29	HON #6545NAW26 - Guest Chairs
1	HON #94220 - Bookcase w/Glass Doors
3	HON #94229NN - 4 Drawer Lateral File
1	HON #94236 - Hutch w/Glass Doors
2	HON #94243NN - Credenza
2	HON #94271NN - Executive Desk
2	HON #94283R - Pedestal Desk Right
2	HON #94284L - Pedestal Desk Left
1	HON #94448 - 48" Round Table Top
1	HON #94011 - Queen Anne Base Kit
2	HON #94212L NN LH L-Desk
2	HON #94211R NN R-Desk
Televisions
2	LG 50PG20 - 50" plasma TV
144	Dynex 26" LCD TV Model #DX-LCD26-0
Appliances
2	Fridgidaire 30" Freestanding Electric Range
2	Fridgidaire 30" Recirculating Range Hood
5	Frididaire 20.5 Cu Ft. Top Mount Refrigerator
Whirlpool Tub
1	MasterCare MB-68-AH Entrée Bath

Resident Room Furniture
144	Matrix MM5174-ZL74700 - Patient Beds
144	Head/Foot Board brackets with Bed Rails
144	Head and Footboards
144	#4198015 Mattresses
96	Three Drawer Bedside Chests
48	30" Three Drawer Chests
48	24" Wardrobe - 2 Drawers
48	48" Wardrobe - 4 Drawers
95	Overbed Tables
144	Low Back Resident Chairs - CAE581G3
Parlor Furniture
3	Wing Chairs
1	Dresser With Marble Top
2	Classico End Tables
Library Furniture
1	Sofa
2	Wing Chairs
2	Occasional Chairs
2	Classico End Tables
Day Room Furniture
2	Sofas
4	Wing Chairs
4	Lounge Chairs
4	Collingwood Chrest
2	Media Consoles
Private Dining Furniture
1	Rectangular Table
2	Arm Chair
6	Side Chairs
1	China Hutch and base
1	Universal Sideboard
Artwork
88	Framed Art Pieces
Kitchen
Kitchen Equipment
Laundry
Laundry Equipment
Serving Pantries
Serving Pantry Equipment

SCHEDULE 16(c)

FORM OF WAIVER AND CONSENT

LANDLORD WAIVER AND CONSENT AGREEMENT
(“Waiver and Consent”)

The undersigned, SNF MESA VISTA ACQUISITION, LLC, a Florida limited liability company (“Lessor”), is the lessor under a certain lease agreement dated December ____, 2009, (the “Lease”) with PM MANAGEMENT – BABCOCK NC, LLC, a Texas limited liability company (“Tenant”), as lessee with respect to premises consisting of approximately  rentable square feet of space in the building located at 5756 N. Knoll Drive, San Antonio, Texas 78240 and as more particularly described in Exhibit “A” attached hereto (the “Real Property”).

The Lessor understands that it has or may hereafter acquire an interest in the following described personal property located on the Real Property:  All of Tenant’s personal property, including, without limitation, inventory, work-in-process, documents of title, accounts receivable, contract rights, general intangibles, chattel paper and instruments now owned, existing or hereafter acquired or arising, all goods and services the sale, lease or performance of which give rise to any account, contract right or general intangible of the Tenant and all proceeds of the foregoing; all equipment, machinery, furnishings, window treatments, furniture and fixtures now owned or hereafter acquired by Tenant and all replacements or substitutions thereof and all accessories, parts and equipment now or hereafter affixed thereto and all accessories, equipment and parts now or hereafter attached or added thereto or used in connection therewith (the “Encumbered Personal Property”); provided, however, that the Encumbered Personal Property shall not include any portion of the “Leased Premises” or the “Lessor’s Equipment” as such terms are defined in Sections 1.1 and 9.1, respectively, of the Lease.  Encumbered Personal Property shall expressly also exclude property owned by Lessor, including, without limitation, the security deposit held pursuant to the Lease and all property identified in Schedule 10(a) of the Lease and replacements and substitutions thereof and any property which, pursuant to the terms of Lease, transfers or reverts to Lessor upon termination of, or Lessee’s default under, the Lease.

Intending to be legally bound and to induce (i) WELLS FARGO FOOTHILL, INC., a California corporation, as a lender and as agent (in such capacity, “First Lien Agent”) for certain other lenders (“First Lien Lenders”) under that certain First Lien Credit and Guaranty Agreement, dated as of November 28, 2007, among Tenant, the other signatory parties thereto, First Lien Agent and First Lien Lenders and (ii) SILVER POINT FINANCE, LLC, a Delaware limited liability company, as a lender and as agent (in such capacity, “Second Lien Agent”) for certain other lenders (“Second Lien Lenders”) under that certain Second Lien Credit and Guaranty Agreement, dated as of November 28, 2007, among Tenant, the other signatory parties thereto, Second Lien Agent and Second Lien Lenders, to enter into certain financial arrangements with Tenant, the undersigned Lessor hereby covenants and agrees with First Lien Agent and Second Lien Agent, their respective successors and assigns, that: (a) the Lease and the Non-Competition Side Letter Agreement represent the entire agreement between Tenant and Lessor with respect to the Real Property and leased premises and have not been assigned, modified, supplemented or amended in any way and constitute the legal, valid and binding obligation of Lessor enforceable against Lessor in accordance with their respective terms, and are in full force and effect, (b) this Waiver and Consent constitutes the legal, valid and binding obligation of Lessor in accordance with its terms, (c) Tenant is not in default in the payment of any rent, additional rent or other charges under the Lease, and Tenant is not in default in the performance of any other obligation of Tenant under the Lease and Lessor is not in default in the performance of any obligation of Lessor under the Lease, and (d) Tenant has granted Lessor a lien on the Encumbered Personal Property, provided, however, that the undersigned, or any successor to the undersigned’s interest in the Real Property consents that such lien on Encumbered Personal Property shall be subordinate and inferior in all respects to the rights therein of Superior Lienholder, its successors and assigns, and any successor to Superior Lienholder’s said interest.

As used in this agreement, the term “Superior Lienholder” shall mean:

(a)           as of the date hereof and continuing until such time as First Lien Agent has notified Lessor in writing that Lessor shall no longer be required to follow the instructions of First Lien Agent and shall instead follow the instructions of Second Lien Agent (the “First Lien Agent Notice”) – First Lien Agent; and

(b)           beginning on the date Lessor receives the First Lien Agent Notice and thereafter – Second Lien Agent.

Supererior Lienholder’s address for notice purposes shall be the address set forth on the signature pages hereto.

Lessor acknowledges, understands and agrees that First Lien Agent and Second Lien Agent, at any time and from time to time, may change or amend their respective financial agreements with Tenant without the consent of or notice to Lessor, without incurring responsibility to Lessor and without impairing, modifying or releasing any of First Lien Agent’s or Second Lien Agent’s respective rights or any of the obligations of Lessor under this Waiver and Consent.  This Waiver and Consent shall be binding upon Lessor and shall inure to the benefit of First Lien Agent, Second Lien Agent and their respective successors and assigns.

No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the parties to be bound hereby.

The validity of this Waiver and Consent, its construction, interpretation, and enforcement, and the rights of the parties hereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of Texas. The parties hereto agree that all actions or proceedings arising in connection with this Waiver and Consent shall be tried and litigated only in the State of Texas.

All of the covenants, representations and agreements herein made by or on behalf of the Lessor shall constitute covenants running with the Real Property.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Lessor has executed and is delivering this Waiver and Consent intending to be legally bound hereby and for good and valuable consideration the receipt and sufficiency thereof is hereby acknowledged and with the understanding that it will be relied upon by First Lien Agent and Second Lien Agent in connection with their respective financial agreements with Tenant this __ day of , 2009.

Dated: ______________________
, a Texas
By: , a Texas , its general partner By: ______________________________ ,
Address: _________________________________ Attn: _________________________________ _________________________________ Telephone: (___)___-____

Dated: _______________________

WELLS FARGO FOOTHILL, INC., as First Lien Agent
By_______________________________ Its_______________________________

Address: 2450 Colorado Avenue Suite 3000 West Santa Monica, CA 90404

Dated: _______________________

SILVER POINT FINANCE, LLC, as Second Lien Agent
By_______________________________ Its_______________________________

Address:_______________________ _______________________ ________________________